Exhibit 99.1
FOR RELEASE 6:30 A.M., WEDNESDAY, April 28, 2010

Investors:	Valerie Haertel	Media:	Lowell Weiner
	(201) 269-5781		(201) 269-6986
	valerie_haertel@medco.com		lowell_weiner@medco.com
Medco Delivers First-Quarter 2010 GAAP Diluted EPS of $0.67;
Diluted EPS Excluding Amortization of Intangible Assets of $0.73
Reaffirms 2010 EPS Guidance
First-Quarter 2010 Highlights:
•	GAAP diluted EPS increased 15.5 percent to $0.67 from $0.58 in first-quarter 2009

•	Diluted EPS, excluding $0.06 in amortization of intangible assets from the 2003 spin-off, increased 15.9 percent to $0.73 from $0.63 in first-quarter 2009

•	Total net revenues increased 10.0 percent to a record $16.3 billion

•	Specialty pharmacy revenues increased 17.1 percent to a record $2.7 billion

•	Mail-order prescriptions increased 5.8 percent to a record 27.2 million

•	Total adjusted prescriptions increased 5.8 percent to a record 239.2 million

•	Generic dispensing rate increased 2.9 percentage points to a record 69.7 percent
2010 Guidance Reaffirmed:
•	Full-year 2010 GAAP diluted EPS expected in the range of $3.05 to $3.15, representing 17 to 21 percent growth over 2009

•	Full-year 2010 diluted EPS, excluding amortization of intangible assets from the 2003 spin-off, expected in the range of $3.28 to $3.38, representing 16 to 19 percent growth over 2009
FRANKLIN LAKES, N.J., April 28, 2010 — Medco Health Solutions, Inc. (NYSE: MHS) today reported first-quarter 2010 GAAP diluted earnings per share of $0.67, up 15.5 percent compared to $0.58 for the first quarter of 2009. Adjusting for the amortization of intangible assets that existed when Medco became a publicly traded company in 2003, first-quarter 2010 diluted earnings per share increased 15.9 percent to $0.73, from $0.63 in the first quarter of 2009. Medco also reaffirmed its 2010 earnings guidance, projecting GAAP diluted EPS growth of 17 to 21 percent over 2009.
“We are confidently reaffirming our 2010 full-year GAAP diluted EPS growth of 17 to 21 percent over 2009, and are encouraged by our strong first-quarter mail-order volumes, particularly the 10.2 percent increase in generic volumes at mail as members choose the most cost-effective options. Medco’s clients and members continue to appreciate the value of our world-class clinical programs and services, which are Making Medicine SmarterTM every day — driving better health outcomes at lower cost ,” said Medco Chairman and Chief Executive Officer David B. Snow Jr.
“Building on the record sales pace we’ve achieved over the past three years, Medco’s clinically driven programs continue to offer a compelling value that wins in the marketplace. Our 2010 annualized new-named sales have increased to $4.4 billion, with net-new sales now up to $4.3 billion. Our 2010 client retention rate remains at a record level of over 99 percent, a clear testament to the fact that we deliver on our promises, and drive pharmacy care to a new level. At this early stage in the 2011 selling season, we are net-new business positive,” said Snow.

Medco First-Quarter 2010 Earnings Page 2
First-Quarter Financial and Operational Results
Medco reported first-quarter net revenues of $16.3 billion, an increase of 10.0 percent from first-quarter 2009 — primarily as a result of contributions from significant new client wins and higher prices charged by brand-name pharmaceutical manufacturers, partially offset by higher volumes of lower-priced generic drugs. Medco’s generic dispensing rate increased 2.9 percentage points from first-quarter 2009 to a record 69.7 percent. The mail-order generic dispensing rate increased 2.1 percentage points to a record 59.3 percent and the retail generic dispensing rate increased 2.9 percentage points to a record 71.4 percent. Higher volumes of lower-priced generic drugs reduced net revenues for first-quarter 2010 by approximately $690 million, delivering significant savings to clients and members.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail, was a record 239.2 million, a 5.8 percent increase over the first-quarter of 2009. Mail-order prescription volume was a record 27.2 million, also a 5.8 percent increase from first-quarter 2009. Importantly, while brand-name mail-order prescription volumes were unchanged from 2009, generic prescription volumes increased 10.2 percent.
Significant new business wins also drove higher retail volumes, reaching a record 158.1 million, a 5.8 percent increase over first-quarter 2009. Mail-order prescription volumes reached record levels for the first-quarter of 2010, and the adjusted mail-order penetration rate decreased slightly to 33.9 percent in first-quarter 2010 from 34.0 percent in the first quarter of 2009. New business wins for 2010 are currently generating mail-order penetration rates of approximately 31 percent, higher than our original expectations of 25 percent.
Total gross margin for first-quarter 2010 increased 5.1 percent over first-quarter 2009, to $992.7 million. The total gross margin percentage decreased 30 basis points to 6.1 percent from 6.4 percent in the first-quarter of 2009, reflecting a decline in the Accredo gross margin percentage and the effect of client renewal pricing, partially offset by the small incremental first-quarter contribution from new generics.
Total selling, general and administrative expenses of $350.6 million increased 3.0 percent, or $10.3 million, from first-quarter 2009.
Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) for the quarter reached $686.5 million, an increase of 6.1 percent, or $39.5 million, over the same period last year. EBITDA per adjusted prescription increased slightly to $2.87 compared to $2.86 in the first-quarter of 2009. (Please refer to Table 6 for a reconciliation of EBITDA to reported net income.)
Total interest and other (income) expense, net, of $39.3 million in first-quarter 2010 decreased 5.5 percent, or $2.3 million, compared to the same period in 2009, largely attributable to lower interest rates on debt, lower debt levels and higher average operating cash balances.
Income before the provision for income taxes for the first quarter of $532.3 million increased 9.5 percent compared to $486.3 million in the first quarter of 2009.
The first-quarter 2010 effective tax rate was 39.8 percent, compared to 40.2 percent in the first quarter of 2009.
Net income increased 10.1 percent to $320.5 million over the same quarter last year.

Medco First-Quarter 2010 Earnings Page 3
Medco cash flows from operations of $300.3 million decreased from 2009 as a result of strong retail claim volume growth in first-quarter 2009 and the significant 2009 inventory reductions. The company still expects cash flow from operations of approximately $2.3 billion for full-year 2010, consistent with previous guidance. The company closed the first-quarter of 2010 with more than $1.5 billion of cash on its balance sheet.
Specialty Pharmacy Group
Revenues for Accredo Health Group grew 17.1 percent to a record $2.7 billion, compared to $2.3 billion in the first quarter of 2009, reflecting the contribution from significant new client wins and growth across the specialty business.
Accredo’s gross margin percentage decreased to 7.1 percent in the first quarter of 2010 compared to 7.8 percent for the same period in 2009, primarily resulting from product, channel and new client mix, as well as lower manufacturer price increases. Operating income grew 16.6 percent to a record $106.5 million from $91.3 million in the first quarter of 2009, driven primarily by the revenue growth.
Share Repurchase Program
As part of its $3 billion share repurchase program, Medco repurchased a total of 19.5 million shares for $1.230 billion during the first-quarter of 2010 with an average per-share cost of $63.17. Since the inception of the program in November 2008 through the first quarter of 2010, Medco has repurchased 51.9 million shares for a total cost of $2.668 billion with an average per-share cost of $51.40.
For April 2010 to date, Medco repurchased 0.6 million shares for a total cost of $39.6 million at an average per-share cost of $65.32. The company expects to complete the remaining $292 million in authorized share repurchases under the $3 billion program prior to its expiration in November 2010.
2010 Guidance Reaffirmed
Medco continues to expect to achieve full-year 2010 GAAP diluted earnings per share in the range of $3.05 to $3.15, representing growth of 17 to 21 percent over 2009. Excluding the amortization of intangible assets from the 2003 spin-off, 2010 diluted earnings per share is expected to be in the range of $3.28 to $3.38, representing growth of 16 to 19 percent over 2009.
Richard J. Rubino, chief financial officer, added, “We continue to focus on further working capital improvements, and our expectations for 2010 return on invested capital remain unchanged at well over 30 percent. As previously reported, the majority of our expected share repurchases in 2010 are weighted to the early part of the year, as is evidenced by the more than $1.2 billion in share repurchases we made in the first quarter.”
Use of Non-GAAP Measures
Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. Generally Accepted Accounting Principles (GAAP). The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

Medco First-Quarter 2010 Earnings Page 4
EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating ability of each prescription. EBITDA, and as a result, EBITDA per adjusted prescription, are affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.
Medco uses diluted earnings per share excluding intangible asset amortization expense that existed when Medco became a publicly-traded company in 2003 as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that had been previously pushed down to the consolidated balance sheets of Medco. The company believes that diluted earnings per share, excluding the amortization of these intangibles, is a useful measure because by adjusting for this significant non-cash item it enhances comparability of the company’s financial results with its peers. The intangible asset amortization resulting from Medco’s acquisitions, such as the acquisitions of Accredo Health, Incorporated in August 2005, and PolyMedica Corporation in October 2007, are not part of the excluded amortization in this calculation because they result from Medco investment decisions.
Conference Call
Management will hold a conference call to review Medco’s financial results and operating outlook on April 28, 2010 at 8:30 a.m. ET.
To access the live conference call via telephone:
Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.
To access the live webcast:
Visit the Investor Relations section at www.medcohealth.com/investor.
For a replay of the call:
A replay of the call will be available after the event on April 28, 2010 through May 12, 2010. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 64119075.
About Medco
Medco Health Solutions, Inc. (NYSE: MHS) is pioneering the world’s most advanced pharmacy® and its clinical research and innovations are part of Medco making medicine smarter™ for approximately 65 million members.
With more than 20,000 employees dedicated to improving patient health and reducing costs for a wide range of public and private sector clients, and 2009 revenue of nearly $60 billion, Medco ranks 35th on the Fortune 500 list and is named among the world’s most innovative, most admired and most trustworthy companies.
For more information, go to http://www.medcohealth.com.

Medco First-Quarter 2010 Earnings Page 5
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those set forth below.
•	Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients;

•	Failure to retain key clients and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues, harm to our reputation and decreased profitability;

•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;

•	Failure in continued execution of our retiree strategy, including the potential loss of Medicare Part D-eligible members, could adversely impact our business and financial results;

•	If we fail to comply with complex and evolving laws and regulations domestically and internationally, we could suffer penalties, be required to pay substantial damages and/or make significant changes to our operations;

•	If we do not continue to earn and retain purchase discounts, rebates and service fees from manufacturers at current levels, our gross margins may decline;

•	From time to time we engage in transactions to acquire other companies or businesses and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention;

•	New legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable information could limit our ability to use information critical to the operation of our business;

•	Our Specialty Pharmacy business is highly dependent on our relationships with a limited number of suppliers and the loss of any of these relationships, or limitations on our ability to provide services to these suppliers, could significantly impact our ability to sustain and/or improve our financial performance;

•	Our ability to grow our Specialty Pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;

•	Our Specialty Pharmacy business, certain revenues from diabetes testing supplies and our Medicare Part D offerings expose us to increased credit risk. Additionally, current economic conditions may expose us to increased credit risk;

•	Changes in reimbursement rates, including competitive bidding for durable medical equipment suppliers, could negatively affect our revenues and profits;

•	Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products;

Medco First-Quarter 2010 Earnings Page 6
•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;

•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;

•	Changes in industry pricing benchmarks could adversely affect our financial performance;

•	We are subject to a corporate integrity agreement and noncompliance may impede our ability to conduct business with the federal government;

•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance and liquidity;

•	We may be subject to liability claims for damages and other expenses not covered by insurance;

•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure. Additionally, significant disruptions to our infrastructure or any of our facilities due to failure to execute security measures or failure to execute business continuity plans in the event of an epidemic or pandemic or some other catastrophic event could adversely impact our business;

•	We may be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives; and

•	Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Medco First-Quarter 2010 Earnings Page 7
Medco Health Solutions, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except for per share data)
Table 1.

	Quarters Ended
	March 27,	March 28,
	2010	2009
Product net revenues (Includes retail co-payments of $2,471 for 2010, and $2,259 for 2009)	$16,083.7	$14,616.3
Service revenues	227.2	217.6

Total net revenues	16,310.9	14,833.9

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $2,471 for 2010, and $2,259 for 2009)	15,253.6	13,832.0
Cost of service revenues	64.6	57.8

Total cost of revenues	15,318.2	13,889.8
Selling, general and administrative expenses	350.6	340.3
Amortization of intangibles	70.5	75.9
Interest expense	40.7	45.1
Interest (income) and other (income) expense, net	(1.4)	(3.5)

Total costs and expenses	15,778.6	14,347.6

		.
Income before provision for income taxes	532.3	486.3
Provision for income taxes	211.8	195.3

Net income	$320.5	$291.0

Basic weighted average shares outstanding	467.7	492.2
Basic earnings per share	$0.69	$0.59

Diluted weighted average shares outstanding	478.2	501.2
Diluted earnings per share	$0.67	$0.58

Medco First-Quarter 2010 Earnings Page 8
Medco Health Solutions, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)
Table 2.

	March 27,	December 26,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,562.1	$2,528.2
Short-term investments	18.2	20.1
Manufacturer accounts receivable, net	1,874.5	1,765.5
Client accounts receivable, net	1,849.6	2,063.3
Income taxes receivable	24.8	198.3
Inventories, net	1,250.4	1,285.3
Prepaid expenses and other current assets	73.0	67.1
Deferred tax assets	240.1	230.8

Total current assets	6,892.7	8,158.6
Property and equipment, net	910.6	912.5
Goodwill	6,352.0	6,333.0
Intangible assets, net	2,369.0	2,428.8
Other noncurrent assets	91.0	82.6

Total assets	$16,615.3	$17,915.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,839.4	$3,506.4
Client rebates and guarantees payable	2,273.2	2,106.9
Accrued expenses and other current liabilities	789.3	718.6
Short-term debt	21.1	15.8

Total current liabilities	5,923.0	6,347.7
Long-term debt, net	4,000.7	4,000.1
Deferred tax liabilities	918.4	958.8
Other noncurrent liabilities	243.9	221.7

Total liabilities	11,086.0	11,528.3

Total stockholders’ equity	5,529.3	6,387.2

Total liabilities and stockholders’ equity	$16,615.3	$17,915.5

	March 27,	December 26,
	2010	2009
Balance Sheet Debt:
Accounts receivable financing facility	$—	$—
Other short-term debt	21.1	15.8
Senior unsecured revolving credit facility	1,000.0	1,000.0
Senior unsecured term loan	1,000.0	1,000.0
7.25% senior notes due 2013, net of unamortized discount	498.3	498.2
6.125% senior notes due 2013, net of unamortized discount	298.9	298.8
7.125% senior notes due 2018, net of unamortized discount	1,189.4	1,189.1
Fair value of interest rate swap agreements	14.1	14.0

Total debt	$4,021.8	$4,015.9

Medco First-Quarter 2010 Earnings Page 9
Medco Health Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)
Table 3.

	Quarters Ended
	March 27,	March 28,
	2010	2009

Cash flows from operating activities:
Net income	$320.5	$291.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	44.4	43.2
Amortization of intangibles	70.5	75.9
Deferred income taxes	(74.3)	(40.5)
Stock-based compensation on employee stock plans	37.3	35.5
Tax benefit on employee stock plans	52.7	30.5
Excess tax benefits from stock-based compensation arrangements	(27.5)	(11.6)
Other	32.1	33.5
Net changes in assets and liabilities (net of acquisition effects for 2010):
Manufacturer accounts receivable, net	(109.0)	(107.4)
Client accounts receivable, net	183.2	0.9
Inventories, net	34.3	180.6
Prepaid expenses and other current assets	(5.8)	254.3
Income taxes receivable	173.5	(1.3)
Other noncurrent assets	(7.9)	2.6
Claims and other accounts payable	(666.2)	(88.3)
Client rebates and guarantees payable	166.3	413.1
Accrued expenses and other current and noncurrent liabilities	76.2	58.3

Net cash provided by operating activities	300.3	1,170.3

Cash flows from investing activities:
Capital expenditures	(42.6)	(35.4)
Purchases of securities and other assets	(19.5)	(105.6)
Acquisitions of businesses, net of cash acquired	(19.4)	—
Proceeds from sale of securities and other investments	16.7	44.1

Net cash used by investing activities	(64.8)	(96.9)

Cash flows from financing activities:
Proceeds from short-term debt	5.3	—
Purchases of treasury stock	(1,229.9)	(215.6)
Excess tax benefits from stock-based compensation arrangements	27.5	11.6
Net payments from employee stock plans	(4.5)	(8.3)

Net cash used by financing activities	(1,201.6)	(212.3)

Net (decrease) increase in cash and cash equivalents	(966.1)	861.1
Cash and cash equivalents at beginning of period	2,528.2	938.4

Cash and cash equivalents at end of period	$1,562.1	$1,799.5

Medco First-Quarter 2010 Earnings Page 10
Medco Health Solutions, Inc.
Consolidated Income Statement Results
(Unaudited)
(In millions)
Table 4.

	Quarter Ended			Quarter Ended
	March 27,			March 28,
	2010	Variance		2009
Consolidated income statement results
Retail product revenues (1)	$10,035.7	$911.1	10.0%	$9,124.6
Mail-order product revenues	6,048.0	556.3	10.1%	5,491.7

Total product net revenues (1)	16,083.7	1,467.4	10.0%	14,616.3

Client and other service revenues	188.7	12.9	7.3%	175.8
Manufacturer service revenues	38.5	(3.3)	-7.9%	41.8

Total service revenues	227.2	9.6	4.4%	217.6

Total net revenues (1)	16,310.9	1,477.0	10.0%	14,833.9

Cost of product net revenues (1)	15,253.6	1,421.6	10.3%	13,832.0
Cost of service revenues	64.6	6.8	11.8%	57.8

Total cost of revenues (1)	15,318.2	1,428.4	10.3%	13,889.8
Selling, general and administrative expenses	350.6	10.3	3.0%	340.3
Amortization of intangibles	70.5	(5.4)	-7.1%	75.9
Interest expense	40.7	(4.4)	-9.8%	45.1
Interest (income) and other (income) expense, net	(1.4)	2.1	-60.0%	(3.5)

Income before provision for income taxes	532.3	46.0	9.5%	486.3
Provision for income taxes	211.8	16.5	8.4%	195.3

Net Income	$320.5	$29.5	10.1%	$291.0

Diluted earnings per share:
Weighted average shares outstanding	478.2	(23.0)	-4.6%	501.2
Earnings per share	$0.67	$0.09	15.5%	$0.58

Earnings per share, excluding intangible amortization (2)	$0.73	$0.10	15.9%	$0.63

Gross margin (3)
Product	$830.1	$45.8	5.8%	$784.3
Product gross margin percentage	5.2%	-0.2%		5.4%
Service	$162.6	$2.8	1.8%	$159.8
Service gross margin percentage	71.6%	-1.8%		73.4%
Total	$992.7	$48.6	5.1%	$944.1
Total gross margin percentage	6.1%	-0.3%		6.4%

(1)	Includes retail co-payments of $2,471 million for the first quarter of 2010 and $2,259 million for the first quarter of 2009.

(2)	Please refer to Table 8 for reconciliation of the earnings per share excluding intangible amortization.

(3)	Represents total net revenues minus total cost of revenues.

Medco First-Quarter 2010 Earnings Page 11
Medco Health Solutions, Inc.
Consolidated Selected Information
(Unaudited)
(In millions)
Table 5.

	Quarter Ended			Quarter Ended
	March 27,			March 28,
	2010	Variance		2009
Volume Information
Retail prescriptions	158.1	8.7	5.8%	149.4
Mail-order prescriptions	27.2	1.5	5.8%	25.7

Total prescriptions	185.3	10.2	5.8%	175.1

Adjusted prescriptions (1)	239.2	13.1	5.8%	226.1
Adjusted mail-order penetration (2)	33.9%	-0.1%		34.0%

Other volume (3)	2.1	0.4	23.5%	1.7

Generic Dispensing Rate Information
Retail generic dispensing rate	71.4%	2.9%		68.5%
Mail-order generic dispensing rate	59.3%	2.1%		57.2%
Overall generic dispensing rate	69.7%	2.9%		66.8%

Manufacturer Rebate Information
Rebates earned	$1,452	$146	11.2%	$1,306
Percent of rebates retained	12.1%	-0.7%		12.8%

Depreciation Information
Cost of revenues depreciation	$12.4	$0.4	3.3%	$12.0
SG&A expenses depreciation	32.0	0.8	2.6%	31.2

Total depreciation	$44.4	$1.2	2.8%	$43.2

(1)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

(2)	Represents the percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

(3)	Represents over-the-counter drugs, as well as diabetes supplies primarily dispensed by PolyMedica.

Medco First-Quarter 2010 Earnings Page 12
Medco Health Solutions, Inc.
Consolidated EBITDA
(Unaudited)
(In millions, except for EBITDA per adjusted prescription data)
Table 6.

	Quarters Ended
	March 27,	March 28,
	2010	2009
EBITDA Reconciliation:
Net income	$320.5	$291.0
Add:
Interest expense	40.7	45.1
Interest (income) and other (income) expense, net	(1.4)	(3.5)
Provision for income taxes	211.8	195.3
Depreciation expense	44.4	43.2
Amortization expense	70.5	75.9

EBITDA	$686.5	$647.0

Adjusted prescriptions (1)	239.2	226.1

EBITDA per adjusted prescription	$2.87	$2.86

(1)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

Medco First-Quarter 2010 Earnings Page 13
Medco Health Solutions, Inc.
Accredo Health Group (Specialty Pharmacy) Segment Results
(Unaudited)
(In millions)
Table 7.

	Quarter Ended			Quarter Ended
	March 27,			March 28,
	2010	Variance		2009
Specialty Pharmacy:
Product net revenues	$2,653.3	$389.4	17.2%	$2,263.9
Service revenues	23.0	0.6	2.7%	22.4

Total net revenues	2,676.3	390.0	17.1%	2,286.3
Total cost of revenues	2,487.2	378.4	17.9%	2,108.8
Selling, general and administrative expenses	71.9	(2.9)	-3.9%	74.8
Amortization of intangibles	10.7	(0.7)	-6.1%	11.4

Operating Income	$106.5	$15.2	16.6%	$91.3

Gross Margin (1)	$189.1	$11.6	6.5%	$177.5
Gross margin percentage	7.1%	-0.7%		7.8%

(1)	Represents total net revenues minus total cost of revenues.
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation
(Unaudited)
Table 8.

	Quarters Ended
	March 27,	March 28,
	2010	2009
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.67	$0.58
Adjustment for the amortization of intangible assets (1)	0.06	0.05

Diluted earnings per share, excluding intangible amortization	$0.73	$0.63

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.

Medco First-Quarter 2010 Earnings Page 14
Medco Health Solutions, Inc.
Guidance Information
(Unaudited)
Table 9.

	Full Year Ended	Estimated
	December 26, 2009	Full Year Ended December 25, 2010
	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation:
GAAP diluted earnings per share	$2.61	$3.05	$3.15
Adjustment for the amortization of intangible assets (1)	0.22	0.23	0.23

Diluted earnings per share, excluding intangible amortization	$2.83	$3.28	$3.38

Diluted earnings per share growth over prior year		17%	21%
Diluted earnings per share growth over prior year, excluding intangible amortization		16%	19%

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.